Exhibit 23.9

CONSENT OF BANCO BARCLAYS S.A.

We hereby consent (1) to the inclusion of an English-language translation of our presentation of financial analyses, dated October 27, 2011 (the “Presentation”), delivered to the Board of Directors of Tele Norte Leste Participações S.A. as an exhibit to the Registration Statement on Form F-4 of Brasil Telecom S.A. (the “Company”) filed with the U.S. Securities and Exchange Commission relating to the proposed merger of Tele Norte Leste Participações S.A. with and into the Company (the “Registration Statement”), and (2) to the references to our firm and the Presentation in the Registration Statement and the prospectus included therein. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the U.S. Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement and the prospectus included therein within the meaning of the term “experts” as used in the Act or the Regulations.

São Paulo, Brazil, January 18, 2012.

Banco Barclays S.A.

By	/s/ Udi Margulies
Name: Udi Margulies
Title: Managing Director